Exhibit 99.1

Contact:            Hal S. Jones                                                                                         For Immediate Release
(703) 345-6370                                                                                        August 5, 2015

GRAHAM HOLDINGS COMPANY REPORTS
SECOND QUARTER EARNINGS
ARLINGTON, VA – Graham Holdings Company (NYSE: GHC) today reported income from continuing operations attributable to common shares of $57.8 million ($9.87 per share) for the second quarter of 2015, compared to $374.9 million ($50.22 per share) for the second quarter of 2014. Net income attributable to common shares was $57.8 million ($9.87 per share) for the second quarter ended June 30, 2015, compared to $750.1 million ($100.48 per share) for the second quarter of last year. Net income includes $375.2 million ($50.26 per share) in income from discontinued operations for the second quarter of 2014. (Refer to “Discontinued Operations” discussion below.)
In connection with the Berkshire exchange transaction that closed on June 30, 2014, the Company acquired 1,620,190 shares of its Class B common stock, resulting in 21% fewer diluted shares outstanding in the second quarter of 2015, versus the same period in 2014.
The results for the second quarter of 2015 and 2014 were affected by a number of items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $73.7 million ($12.59 per share) for the second quarter of 2015, compared to $54.8 million ($7.34 per share) for the second quarter of 2014. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income from continuing operations for the second quarter of 2015:

•	$16.6 million in restructuring charges and accelerated depreciation at the education division (after-tax impact of $10.7 million, or $1.82 per share);

•	a $6.9 million long-lived asset impairment charge at the education division (after-tax impact of $4.4 million, or $0.75 per share);

•	$9.5 million in costs associated with the spin-off of the Cable division, including the modification of restricted stock awards (after-tax impact of $8.2 million, or $1.39 per share);

•	$7.7 million in non-operating gains arising from the sales of three businesses and an investment (after-tax impact of $5.0 million, or $0.85 per share); and

•	$3.6 million in non-operating unrealized foreign currency gains (after-tax impact of $2.3 million, or $0.39 per share).
Items included in the Company’s income from continuing operations for the second quarter of 2014:

•	$10.5 million in restructuring charges and software assets write-offs at the education division (after-tax impact of $6.7 million, or $0.90 per share);

•	$90.9 million gain from the Classified Ventures' sale of apartments.com (after-tax impact of $58.2 million, or $7.80 per share);

•	$266.7 million gain from the Berkshire exchange transaction (after-tax impact of $266.7 million, or $35.73 per share); and

•	$2.9 million in non-operating foreign currency gains (after-tax impact of $1.9 million, or $0.25 per share).
Revenue for the second quarter of 2015 was $879.6 million, up 1% from $874.4 million in the second quarter of 2014. Revenues increased in other businesses and at the television broadcasting division, while revenues were down at the education and cable divisions. The Company reported operating income of $88.9 million for the second quarter of 2015, compared to $101.6 million for the second quarter of 2014. Operating results were down at the education, cable and television broadcasting divisions, offset by improvement in other businesses.
For the first six months of 2015, the Company reported income from continuing operations attributable to common shares of $79.2 million ($13.53 per share), compared to $505.3 million ($67.74 per share) for the first six months of

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2014. Net income attributable to common shares was $78.4 million ($13.40 per share) for the first six months of 2015, compared to $882.2 million ($118.26 per share) for the same period of 2014. Net income includes $0.8 million ($0.13 per share) in losses and $376.9 million ($50.52 per share) in income from discontinued operations for the first six months of 2015 and 2014, respectively. (Refer to “Discontinued Operations” discussion below.)
The results for the first six months of 2015 and 2014 were affected by a number of significant items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $104.3 million ($17.91 per share) for the first six months of 2015, compared to $103.0 million ($13.68 per share) for the first six months of 2014. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)

Items included in the Company’s income from continuing operations for the first six months of 2015:

•	$27.3 million in restructuring charges and accelerated depreciation at the education division (after-tax impact of $17.5 million, or $2.99 per share);

•	a $6.9 million long-lived asset impairment charge at the education division (after-tax impact of $4.4 million, or $0.75 per share);

•	$10.9 million in costs associated with the spin-off of the Cable division, including the modification of restricted stock awards (after-tax impact of $9.5 million, or $1.63 per share);

•	$13.7 million in non-operating gains arising from the sales of three businesses and an investment, and on the formation of a joint venture (after-tax impact of $8.4 million, or $1.35 per share); and

•	$3.2 million in non-operating unrealized foreign currency losses (after-tax impact of $2.1 million, or $0.36 per share).
Items included in the Company’s income from continuing operations for the first six months of 2014:
• $15.0 million in early retirement program expense, restructuring charges and software asset write-offs at the education division and the corporate office (after-tax impact of $9.6 million, or $1.29 per share);
• $90.9 million gain from the Classified Ventures’ sale of apartments.com (after-tax impact of $58.2 million, or $7.80 per share);
• $266.7 million gain from the Berkshire exchange transaction (after-tax impact of $266.7 million, or $35.73 per share);
• $127.7 million gain on the sale of the corporate headquarters building (after-tax impact of $81.8 million, or $11.13 per share); and
• $7.9 million in non-operating unrealized foreign currency gains (after-tax impact of $5.1 million, or $0.69 per share).
Revenue for the first six months of 2015 was $1,725.7 million, up 1% from $1,711.0 million in the first six months of 2014. Revenues increased in other businesses and were flat at the television broadcasting division, while revenues were down at the education and cable divisions. The Company reported operating income of $135.5 million for the first six months of 2015, compared to $180.4 million for the first six months of 2014. Operating results improved in other businesses, but declined at the education, cable and television broadcasting divisions.
On June 30, 2014, the Company and Berkshire Hathaway Inc. completed a transaction in which Berkshire acquired a wholly-owned subsidiary of the Company that included, among other things, WPLG, a Miami-based television station, 2,107 Class A Berkshire shares and 1,278 Class B Berkshire shares owned by Graham Holdings and $327.7 million in cash, in exchange for 1,620,190 shares of Graham Holdings Class B common stock owned by Berkshire Hathaway (Berkshire exchange transaction). As a result, income from continuing operations for the second quarter of 2014 includes a $266.7 million gain from the exchange of the Berkshire Hathaway shares, and income from discontinued operations for the second quarter of 2014 includes a $375.0 million gain from the WPLG exchange.
On February 12, 2015, Kaplan entered into a Purchase and Sale Agreement with Education Corporation of America (ECA) to sell substantially all of the assets of its KHE Campuses business, consisting of thirty-eight nationally accredited ground campuses, and certain related assets, in exchange for a preferred equity interest in ECA. The transaction is contingent upon certain regulatory and accrediting agency approvals and is expected to close in the third quarter of 2015.

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On July 1, 2015, the Company completed the spin-off of Cable ONE as an independent, publicly traded company. The transaction was structured as a tax-free spin-off of Cable ONE to the stockholders of the Company as one share of Cable ONE common stock was distributed for every share of Class A and Class B common stock of Graham Holdings outstanding on the June 15, 2015, record date. The historical operating results of the Company's cable division will be reported in discontinued operations starting in the third quarter of 2015.
Division Results
Education
Education division revenue totaled $523.6 million for the second quarter of 2015, down 4% from revenue of $543.0 million for the same period of 2014. Kaplan reported operating income of $15.8 million for the second quarter of 2015, compared to operating income of $17.6 million for the second quarter of 2014. Operating results for the second quarter of 2015 and 2014 include restructuring costs and software assets write-offs of $16.6 million and $10.5 million, respectively. The operating results in the second quarter of 2015 also include a $6.9 million long-lived asset impairment charge.
For the first six months of 2015, education division revenue totaled $1,024.2 million, down 4% from revenue of $1,065.1 million for the same period of 2014. Kaplan reported an operating loss of $7.0 million for the first six months of 2015, compared to operating income of $19.5 million for the first six months of 2014. Restructuring costs and software asset write-offs totaled $27.3 million and $10.5 million for the first six months of 2015 and 2014, respectively. The operating results for the first six months of 2015 also include a $6.9 million long-lived asset impairment charge.
A summary of Kaplan’s operating results for the second quarter and first six months of 2015 compared to 2014 is as follows:

	Three Months Ended			Six Months Ended
	June 30			June 30
(in thousands)	2015	2014	% Change	2015	2014	% Change
Revenue
Higher education	$240,717	$251,936	(4)	$478,285	$505,715	(5)
Test preparation	80,381	81,098	(1)	149,607	148,902	0
Kaplan international	200,703	209,045	(4)	392,784	407,892	(4)
Kaplan corporate and other	1,959	1,385	41	3,818	3,399	12
Intersegment elimination	(135)	(500)	—	(267)	(790)	—
	$523,625	$542,964	(4)	$1,024,227	$1,065,118	(4)
Operating Income (Loss)
Higher education	$24,764	$20,952	18	$25,357	$34,096	(26)
Test preparation	7,079	(3,904)	—	2,745	(10,532)	—
Kaplan international	17,573	16,898	4	25,290	26,756	(5)
Kaplan corporate and other	(25,251)	(14,603)	(73)	(50,601)	(27,235)	(86)
Amortization of intangible assets	(1,467)	(1,798)	18	(2,974)	(3,722)	20
Impairment of long-lived assets	(6,876)	—	—	(6,876)	—	—
Intersegment elimination	26	92	—	58	136	—
	$15,848	$17,637	(10)	$(7,001)	$19,499	—
Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional and other continuing education businesses.
In 2012, KHE began implementing plans to close or merge 13 ground campuses, consolidate other facilities and reduce its workforce. The last two of these campus closures were completed in the second quarter of 2014. In April 2014, KHE announced plans to close two additional ground campuses, and in July 2014, KHE announced plans to close another three campuses; KHE will teach out the current students and the campus closures will be completed by the end of 2015. In July 2014, KHE also announced plans to further reduce its workforce. In connection with these and other plans, KHE incurred $2.5 million and $5.4 million in restructuring costs for the second quarter and first six months of 2015, respectively, and $2.5 million in restructuring costs in the second quarter and first six months of 2014. For the second quarter of 2015, these costs included severance ($1.0 million), lease obligation losses ($0.9 million) and accelerated depreciation ($0.6 million). For the first six months of 2015 these costs included severance ($2.2 million), lease obligation losses ($1.8 million), accelerated depreciation ($1.3 million) and other items ($0.1 million). For the second quarter and first six months of 2014 these costs included severance ($2.0 million), accelerated depreciation ($0.3 million), lease obligation losses ($0.1 million) and other items ($0.1 million).

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In the second quarter of 2015, Kaplan recorded a $6.9 million long-lived asset impairment charge in connection with the KHE Campuses business. KHE results include revenue and operating losses related to all KHE Campuses, those being sold to ECA or closed, as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands)	2015	2014	2015	2014
Revenue	$62,688	$68,749	$124,098	$139,848
Operating loss	$(4,079)	$(6,092)	$(12,470)	$(10,575)
In the second quarter and first six months of 2015, KHE revenue declined 4% and 5%, respectively, due largely to declines in average enrollments at Kaplan University and KHE campuses that reflect weaker market demand over the past year and the impact of closed campuses. KHE operating results improved in the second quarter of 2015 due to an overall reduction in operating expenses due to the completion of most of the school closures. KHE operating results were down in the first six months of 2015 due to revenue declines, increased marketing spending at Kaplan University and increased restructuring costs in the first six months of 2015.
New higher education student enrollments at KHE declined 9% in the second quarter of 2015 (down 12% at Kaplan University and down 1% at the Other Campuses). New student enrollments declined 10% for the first six months of 2015 (down 10% at Kaplan University and down 9% at the Other Campuses). The declines reflect the generally lower demand across KHE and the impact of closed campuses.
Total students at June 30, 2015, were down 10% compared to June 30, 2014, and declined 9% compared to March 31, 2015. A summary of student enrollments is as follows:

	As of
	June 30,	March 31,	June 30,
	2015	2015	2014
Kaplan University	41,054	45,680	44,515
Other Campuses	14,152	14,850	16,508
	55,206	60,530	61,023

Kaplan University and Other Campuses enrollments at June 30, 2015 and 2014, by degree and certificate programs, are as follows:

	As of June 30
	2015	2014
Certificate	22.1%	21.1%
Associate’s	25.5%	30.2%
Bachelor’s	35.8%	32.2%
Master’s	16.6%	16.5%
	100.0%	100.0%

Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation programs. KTP revenue declined 1% for the second quarter of 2015 and was flat for the first six months of 2015. Excluding revenues from acquired businesses, KTP revenue decreased 4% and 3% in the second quarter and first six months of 2015, respectively. Enrollment was down 12% and 6% for the second quarter and first six months of 2015, respectively, due primarily to declines in graduate programs. KTP recorded a $7.7 million software asset write-off in the second quarter of 2014 due to a decision to consolidate certain learning management systems. In comparison, KTP operating results improved in the second quarter and first six months of 2015 due to a reduction in operating expenses from tighter cost controls and the inclusion of the software asset write-offs in 2014.
Kaplan International includes English-language programs, and postsecondary education and professional training businesses largely outside the United States. Kaplan International revenue declined 4% in both the second quarter and first six months of 2015 due to the adverse impact of foreign exchange rates. On a constant currency basis, Kaplan International revenue increased 6% and 5% for the second quarter and first six months of 2015, respectively, due to enrollment growth in Australia and in Singapore higher education programs, offset by enrollment declines in English-language programs. Kaplan International operating income improved in the second quarter of 2015 due to improved results from operations in Australia and Singapore, offset by declines in English-language results. Kaplan International operating income was down in the first six months of 2015 due to declines in English-language results, offset by improved results from operations in Australia and Singapore.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. In the second quarter of 2015, Kaplan corporate recorded $13.6 million in restructuring charges, including accelerated depreciation ($9.7 million) and lease obligation losses ($3.8 million)

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related to office space managed by Kaplan corporate. In the first six months of 2015, Kaplan corporate recorded $21.2 million in restructuring charges, including accelerated depreciation ($16.2 million) and lease obligation losses ($4.9 million) related to office space managed by Kaplan corporate. Kaplan corporate expenses also increased in the first six months of 2015 due to increased spending for new business initiatives and replacement of its human resource system, offset by a reduction in incentive compensation costs.
In the second quarter of 2015, Kaplan sold two small businesses; one was part of KHE and the other was part of Kaplan International. The gains on these dispositions are included in other non-operating income in the second quarter of 2015.
Kaplan continues to evaluate its cost structure and is pursuing additional cost savings opportunities that will result in additional restructuring plans and related costs in 2015.
Cable
Cable division revenue declined 1% in the second quarter of 2015 to $198.7 million, from $200.8 million for the second quarter of 2014, due to 4% fewer customers and 8% fewer Primary Service Units (PSUs). Cable division revenue declined 2% in the first six months of 2015 to $397.4 million, from $404.8 million for the first six months of 2014. Cable division operating income declined 18% in the second quarter of 2015 to $38.4 million, from $46.8 million in the second quarter of 2014; for the first six months of 2015, operating income declined 12% to $77.5 million, from $87.9 million in the first six months of 2014. The operating income declines are due to lower revenues, and increased stock compensation and depreciation expense, offset by reduced programming costs due to fewer customers. In anticipation of the spin-off of Cable ONE, in the second quarter of 2015, the Company accelerated vesting on restricted stock awards held by Cable ONE employees, resulting in an incremental $3.7 million in stock compensation expense recorded in the second quarter of 2015.
A summary of PSUs and total customers is as follows:

	As of June 30
	2015	2014
Video	399,878	490,309
High-speed data	497,036	482,725
Voice	138,742	158,814
Total Primary Service Units (PSUs)	1,035,656	1,131,848
Total Customers	672,021	698,699
As discussed above, the spin-off of Cable ONE was completed on July 1, 2015 and the historical operating results of the Company's cable division will be reported in discontinued operations starting in the third quarter of 2015.
Television Broadcasting
Revenue at the television broadcasting division increased 3% to $90.8 million in the second quarter of 2015, from $88.3 million in the same period of 2014; operating income for the second quarter of 2015 was down 5% to $42.0 million, from $44.1 million in the same period of 2014. The increase in revenue is due to $4.4 million in increased retransmission revenues, offset by a $2.5 million decrease in political advertising revenue compared to the second quarter of 2014. The decline in operating income is due to an increase in spending on digital initiatives, offset by the revenue increase.
Revenue at the television broadcasting division increased slightly to $174.3 million in the first six months of 2015, from $173.9 million in the same period of 2014; operating income for the first six months of 2015 was down 9% to $80.6 million, from $88.5 million in the same period of 2014. The increase in revenue is due to $6.7 million in increased retransmission revenues and revenues from the Super Bowl at the Company's NBC affiliates in February 2015, offset by a $4.2 million decrease in political advertising revenue compared to the first six months of 2014 and $9.5 million in incremental winter Olympics-related advertising revenue at the Company’s NBC affiliates booked in the prior year. The decline in operating income is due to an increase in spending on digital initiatives.
Other Businesses
Other businesses includes the operating results of The Slate Group and Foreign Policy Group, which publish online and print magazines and websites; SocialCode, a marketing solutions provider helping companies with marketing on social-media platforms; Celtic Healthcare, a provider of home health and hospice services; Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications; and Trove, a digital innovation team that builds products and technologies in the news space. Other businesses also includes a number of businesses acquired during 2014. These businesses include:
- VNA-TIP Healthcare of Bridgeton, MO, provider of home health care and hospice services in Missouri and Illinois;

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- Joyce/Dayton Corp., a Dayton, OH-based manufacturer of screw jacks and other linear motion systems; and
- Residential Healthcare Group, Inc. (Residential), a leading provider of skilled home health care and hospice services in Michigan and Illinois.
The increase in revenues and operating results for the first six months of 2015 is primarily due to newly acquired businesses in 2014, and increased revenues and improved results at SocialCode and Celtic.
In January 2015, Celtic Healthcare and Allegheny Health Network formed a joint venture to combine each other’s home health and hospice assets in the western Pennsylvania region. Celtic manages the operations of the joint venture for a fee and holds a 40% interest. The pro rata operating results of the joint venture are included in the Company’s equity in earnings of affiliates. In connection with this transaction, the Company recorded a noncash pre-tax gain of $6.0 million in the first quarter of 2015 that is included in Other Non-Operating Income.
In the second quarter of 2015, the Company sold The Root, an online magazine; the related gain on disposition is included in other non-operating income.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office, the pension credit for the Company’s traditional defined benefit plan and certain continuing obligations related to prior business dispositions. In the first quarter of 2014, the corporate office implemented a Separation Incentive Program that resulted in early retirement program expense of $4.5 million, which is being funded from the assets of the Company’s pension plan. Excluding early retirement program expense, the total pension credit for the Company’s traditional defined benefit plan was $34.1 million and $45.4 million in the first six months of 2015 and 2014, respectively.
Excluding the pension credit and early retirement program expense, the corporate office expense increase in the first six months of 2015 is due primarily to $7.2 million in expenses related to the cable spin-off transaction, offset by expenses incurred in 2014 related to certain acquisitions.
Equity in (Losses) Earnings of Affiliates
At June 30, 2015, the Company held a 40% interest in the Celtic joint venture and Residential Home Health Illinois, a 42.5% interest in Residential Hospice Illinois, and interests in several other affiliates. In the second quarter of 2015, the Company acquired an approximate 20% interest in HomeHero, a company that created and manages an online senior home care marketplace. At June 30, 2014, the Company held a 16.5% interest in Classified Ventures, LLC (CV) and interests in several other affiliates. On October 1, 2014, the Company and the remaining partners in CV completed the sale of their entire stakes in CV.
The Company recorded equity in losses of affiliates of $0.4 million for the second quarter of 2015, compared to income of $91.5 million for the second quarter of 2014. The Company recorded equity in losses of affiliates of $0.8 million for the first six months of 2015, compared to income of $95.6 million for the first six months of 2014. The equity in earnings of affiliates for the second quarter and first six months of 2014 was from the Company’s CV investment, which included a pre-tax gain of $90.9 million from Classified Ventures' sale of apartments.com in the second quarter of 2014.
Other Non-Operating Income
The Company recorded total other non-operating income, net, of $11.7 million for the second quarter of 2015, compared to income of $268.1 million for the second quarter of 2014. The 2015 amounts included a $4.8 million increase to the CV gain, $2.9 million in gains from the sales of businesses, $3.6 million in unrealized foreign currency gains and other items. The 2014 amounts included a pre-tax gain of $266.7 million in connection with the Company's exchange of Berkshire shares, $2.9 million in unrealized foreign currency gains and other items.
The Company recorded total other non-operating income, net, of $10.6 million for the first six months of 2015, compared to income of $401.4 million for the first six months of 2014. The 2015 amounts included a $6.0 million gain on the Celtic joint venture transaction, the $4.8 million increase to the CV gain, $2.9 million in gains from the sales of businesses, and other items, offset by $3.2 million in unrealized foreign currency losses. The 2014 amounts included the pre-tax gain of $266.7 million in connection with the Company's exchange of Berkshire shares, the pre-tax $127.7 million gain on the sale of the headquarters building, $7.9 million in unrealized foreign currency gains and other items.

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Net Interest Expense and Related Balances
The Company incurred net interest expense of $9.3 million and $17.3 million for the second quarter and first six months of 2015, respectively, compared to $7.9 million and $16.1 million for the first quarter and first six months of 2014. At June 30, 2015, the Company had $954.8 million in borrowings outstanding at an average interest rate of 6.0% and cash, marketable equity securities and other investments of $1,446.0 million.
In June 2015, in anticipation of the Cable ONE spin-off, Cable ONE issued debt consisting of $450 million in senior unsecured notes and a $100 million term loan. With the spin-off effective on July 1, 2015, this debt is no longer an obligation of the Company. Additionally, Cable ONE retained approximately $100 million in cash on the July 1, 2015 effective date.
Provision for Income Taxes
The effective tax rate for income from continuing operations for the first six months of 2015 was 36.7%, compared to 23.6% for the first six months of 2014. The lower effective tax rate in 2014 relates to the Berkshire exchange transaction. The pre-tax gain of $266.7 million related to the disposition of the Berkshire shares was not subject to income tax as the exchange qualifies as a tax-free distribution.
Discontinued Operations
In the third quarter of 2014, Kaplan completed the sale of three of its schools in China that were previously part of Kaplan International. An additional school was sold by Kaplan in January 2015.
In the second quarter of 2014, the Company closed on the Berkshire exchange transaction, which included the disposition of WPLG, the Company's Miami-based television station.
As a result of these transactions, income from continuing operations excludes the operating results and related gain (loss) on dispositions of these businesses, which have been reclassified to discontinued operations, net of tax, for all periods presented.
Earnings (Loss) Per Share
The calculation of diluted earnings per share for the second quarter and first six months of 2015 was based on 5,804,511 and 5,797,756 weighted average shares outstanding, respectively, compared to 7,363,492 and 7,361,441 for the second quarter and first six months of 2014. At June 30, 2015, there were 5,843,313 shares outstanding. On May 14, 2015, the Board of Directors authorized the Company to acquire up to 500,000 shares of its Class B common stock; the Company has remaining authorization for all 500,000 shares as of June 30, 2015.
Forward-Looking Statements
This press release contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30%
(in thousands, except per share amounts)	2015	2014	Change
Operating revenues	$879,571	$874,411	1
Operating expenses	718,109	717,867	0
Depreciation of property, plant and equipment	61,014	51,989	17
Amortization of intangible assets	4,677	2,995	56
Impairment of long-lived assets	6,876	—	—
Operating income	88,895	101,560	(12)
Equity in (losses) earnings of affiliates, net	(353)	91,503	—
Interest income	338	641	(47)
Interest expense	(9,631)	(8,557)	13
Other income, net	11,678	268,114	(96)
Income from continuing operations before income taxes	90,927	453,261	(80)
Provision for income taxes	32,500	78,600	(59)
Income from continuing operations	58,427	374,661	(84)
Income from discontinued operations, net of tax	—	375,189	—
Net income	58,427	749,850	(92)
Net (income) loss attributable to noncontrolling interests	(434)	499	—
Net income attributable to Graham Holdings Company	57,993	750,349	(92)
Redeemable preferred stock dividends	(211)	(212)	0
Net Income Attributable to Graham Holdings Company Common Stockholders	$57,782	$750,137	(92)
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$57,782	$374,948	(85)
Income from discontinued operations, net of tax	—	375,189	—
Net income	$57,782	$750,137	(92)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$9.92	$50.39	(80)
Basic income per common share from discontinued operations	—	50.41	—
Basic net income per common share	$9.92	$100.80	(90)
Basic average number of common shares outstanding	5,720	7,284
Diluted income per common share from continuing operations	$9.87	$50.22	(80)
Diluted income per common share from discontinued operations	—	50.26	—
Diluted net income per common share	$9.87	$100.48	(90)
Diluted average number of common shares outstanding	5,805	7,363

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30%
(in thousands, except per share amounts)	2015	2014	Change
Operating revenues	$1,725,719	$1,710,952	1
Operating expenses	1,454,388	1,419,605	2
Depreciation of property, plant and equipment	119,559	105,206	14
Amortization of intangible assets	9,446	5,712	65
Impairment of long-lived assets	6,876	—	—
Operating income	135,450	180,429	(25)
Equity in (losses) earnings of affiliates, net	(757)	95,555	—
Interest income	897	1,240	(28)
Interest expense	(18,152)	(17,377)	4
Other income, net	10,573	401,387	(97)
Income from continuing operations before income taxes	128,011	661,234	(81)
Provision for income taxes	47,000	156,000	(70)
Income from continuing operations	81,011	505,234	(84)
(Loss) income from discontinued operations, net of tax	(784)	376,921	—
Net income	80,227	882,155	(91)
Net (income) loss attributable to noncontrolling interests	(1,208)	718	—
Net income attributable to Graham Holdings Company	79,019	882,873	(91)
Redeemable preferred stock dividends	(631)	(638)	(1)
Net Income Attributable to Graham Holdings Company Common Stockholders	$78,388	$882,235	(91)
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$79,172	$505,314	(84)
(Loss) income from discontinued operations, net of tax	(784)	376,921	—
Net income	$78,388	$882,235	(91)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$13.61	$67.97	(80)
Basic (loss) income per common share from discontinued operations	(0.14)	50.68	—
Basic net income per common share	$13.47	$118.65	(89)
Basic average number of common shares outstanding	5,712	7,280
Diluted income per common share from continuing operations	$13.53	$67.74	(80)
Diluted (loss) income per common share from discontinued operations	(0.13)	50.52	—
Diluted net income per common share	$13.40	$118.26	(89)
Diluted average number of common shares outstanding	5,798	7,361

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GRAHAM HOLDINGS COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30%			June 30%
(in thousands)	2015	2014	Change	2015	2014	Change
Operating Revenues
Education	$523,625	$542,964	(4)	$1,024,227	$1,065,118	(4)
Cable	198,681	200,829	(1)	397,404	404,750	(2)
Television broadcasting	90,753	88,297	3	174,317	173,948	0
Other businesses	66,512	42,351	57	129,771	67,264	93
Corporate office	—	—	—	—	—	—
Intersegment elimination	—	(30)	—	—	(128)	—
	$879,571	$874,411	1	$1,725,719	$1,710,952	1
Operating Expenses
Education	$507,777	$525,327	(3)	$1,031,228	$1,045,619	(1)
Cable	160,236	154,049	4	319,883	316,808	1
Television broadcasting	48,739	44,209	10	93,741	85,474	10
Other businesses	68,673	49,346	39	137,094	85,006	61
Corporate office	5,251	(50)	—	8,323	(2,256)	—
Intersegment elimination	—	(30)	—	—	(128)	—
	$790,676	$772,851	2	$1,590,269	$1,530,523	4
Operating Income (Loss)
Education	$15,848	$17,637	(10)	$(7,001)	$19,499	—
Cable	38,445	46,780	(18)	77,521	87,942	(12)
Television broadcasting	42,014	44,088	(5)	80,576	88,474	(9)
Other businesses	(2,161)	(6,995)	69	(7,323)	(17,742)	59
Corporate office	(5,251)	50	—	(8,323)	2,256	—
	$88,895	$101,560	(12)	$135,450	$180,429	(25)
Depreciation
Education	$21,980	$15,372	43	$40,508	$31,788	27
Cable	35,405	33,788	5	71,753	67,575	6
Television broadcasting	2,125	2,039	4	4,234	4,033	5
Other businesses	1,254	780	61	2,556	1,300	97
Corporate office	250	10	—	508	510	0
	$61,014	$51,989	17	$119,559	$105,206	14
Amortization of Intangible Assets and Impairment of Long-lived Assets
Education	$8,343	$1,798	—	$9,850	$3,722	—
Cable	30	59	(49)	61	94	(35)
Television broadcasting	63	—	—	126	—	—
Other businesses	3,117	1,138	—	6,285	1,896	—
Corporate office	—	—	—	—	—	—
	$11,553	$2,995	—	$16,322	$5,712	—
Pension Expense (Credit)
Education	$3,947	$3,566	11	$7,894	$7,709	2
Cable	975	888	10	1,950	1,752	11
Television broadcasting	391	358	9	782	678	15
Other businesses	186	202	(8)	379	366	4
Corporate office	(16,939)	(22,933)	(26)	(33,877)	(40,612)	(17)
	$(11,440)	$(17,919)	(36)	$(22,872)	$(30,107)	(24)

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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30%			June 30%
(in thousands)	2015	2014	Change	2015	2014	Change
Operating Revenues
Higher education	$240,717	$251,936	(4)	$478,285	$505,715	(5)
Test preparation	80,381	81,098	(1)	149,607	148,902	0
Kaplan international	200,703	209,045	(4)	392,784	407,892	(4)
Kaplan corporate and other	1,959	1,385	41	3,818	3,399	12
Intersegment elimination	(135)	(500)	—	(267)	(790)	—
	$523,625	$542,964	(4)	$1,024,227	$1,065,118	(4)
Operating Expenses
Higher education	$215,953	$230,984	(7)	$452,928	$471,619	(4)
Test preparation	73,302	85,002	(14)	146,862	159,434	(8)
Kaplan international	183,130	192,147	(5)	367,494	381,136	(4)
Kaplan corporate and other	27,210	15,988	70	54,419	30,634	78
Amortization of intangible assets	1,467	1,798	(18)	2,974	3,722	(20)
Impairment of long-lived assets	6,876	—	—	6,876	—	—
Intersegment elimination	(161)	(592)	—	(325)	(926)	—
	$507,777	$525,327	(3)	$1,031,228	$1,045,619	(1)
Operating Income (Loss)
Higher education	$24,764	$20,952	18	$25,357	$34,096	(26)
Test preparation	7,079	(3,904)	—	2,745	(10,532)	—
Kaplan international	17,573	16,898	4	25,290	26,756	(5)
Kaplan corporate and other	(25,251)	(14,603)	(73)	(50,601)	(27,235)	(86)
Amortization of intangible assets	(1,467)	(1,798)	18	(2,974)	(3,722)	20
Impairment of long-lived assets	(6,876)	—	—	(6,876)	—	—
Intersegment elimination	26	92	—	58	136	—
	$15,848	$17,637	(10)	$(7,001)	$19,499	—
Depreciation
Higher education	$4,794	$7,080	(32)	$9,622	$14,820	(35)
Test preparation	2,263	3,072	(26)	5,153	6,856	(25)
Kaplan international	5,073	4,916	3	9,727	9,596	1
Kaplan corporate and other	9,850	304	—	16,006	516	—
	$21,980	$15,372	43	$40,508	$31,788	27
Pension Expense
Higher education	$2,532	$2,629	(4)	$5,064	$5,257	(4)
Test preparation	775	722	7	1,550	1,444	7
Kaplan international	106	89	19	212	178	19
Kaplan corporate and other	534	126	—	1,068	830	29
	$3,947	$3,566	11	$7,894	$7,709	2

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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

▪	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪	the ability to identify trends in the Company’s underlying business; and

▪	a better understanding of how management plans and measures the Company’s underlying business.
Income from continuing operations, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands, except per share amounts)	2015	2014	2015	2014
Amounts attributable to Graham Holdings Company Common Stockholders
Income from continuing operations, as reported	$57,782	$374,948	$79,172	$505,314
Adjustments:
Restructuring and early retirement charges	10,656	6,725	17,497	9,603
Impairment of long-lived assets	4,400	—	4,400	—
Cable spin-off costs	8,153	—	9,536	—
Classified Ventures sale of apartments.com	—	(58,242)		(58,242)
Gain from exchange of Berkshire shares	—	(266,733)	—	(266,733)
Sale of headquarters building	—	—	—	(81,836)
Gains from the sales of businesses, an investment and the formation of a joint venture	(4,957)	—	(8,367)	—
Foreign currency (gain) loss	(2,309)	(1,865)	2,060	(5,093)
Income from continuing operations, adjusted (non-GAAP)	$73,725	$54,833	$104,298	$103,013

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share from continuing operations, as reported	$9.87	$50.22	$13.53	$67.74
Adjustments:
Restructuring and early retirement charges	1.82	0.90	2.99	1.29
Impairment of long-lived assets	0.75	—	0.75	—
Cable spin-off costs	1.39	—	1.63	—
Classified Ventures sale of apartments.com	—	(7.80)	—	(7.80)
Gain from exchange of Berkshire shares	—	(35.73)	—	(35.73)
Sale of headquarters building	—	—	—	(11.13)
Gains from the sales of businesses, an investment and the formation of a joint venture	(0.85)	—	(1.35)	—
Foreign currency (gain) loss	(0.39)	(0.25)	0.36	(0.69)
Diluted income per common share from continuing operations, adjusted (non-GAAP)	$12.59	$7.34	$17.91	$13.68

The adjusted diluted per share amounts may not compute due to rounding.

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